Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 31, 2014, relating to the consolidated financial statements of Skypeople Fruit Juice, Inc. appearing in the Annual Report on Form 10-K of Skypeople Fruit Juice, Inc. for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Paritz & Company, P.A.

Hackensack, New Jersey

August 7, 2015